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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                 ---------------


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) DECEMBER 10, 1998
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                          SHAMAN PHARMACEUTICALS, INC.
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               (Exact name of registrant as specified in charter)



        DELAWARE                         0-21022                 94-3095806
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(State or other jurisdiction           (Commission              (IRS Employer
     of incorporation)                 File Number)          Identification No.)



213 EAST GRAND AVE., SOUTH SAN FRANCISCO, CALIFORNIA                    94080
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(Address of principal executive offices)                              (Zip Code)




       Registrant's telephone number, including area code (650) 952-7070
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                                 NOT APPLICABLE
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         (Former name or former address, if changed since last report.)



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Item 5.  Other Events.

               On December 10, 1998, Shaman Pharmaceuticals, Inc. (the "Company") and certain institutional investors exchanged an aggregate of $4,786,225.41 million (including accrued interest) of the Company's Senior Subordinated Convertible Notes due August 29, 2000 (the "Notes") for an aggregate of 4,784 shares of the Company's Series D Convertible Preferred Stock (the "Series D Preferred Stock"). The principal terms of the Series D Preferred Stock are as follows:

               Voting. The holders of the Series D Preferred Stock are not entitled to vote on any matter, except that the affirmative vote of a majority of the holders of Series D Preferred Stock is required for (a) any amendment, alteration or repeal of the Company's Certificate of Incorporation if the amendment, alteration or repeal materially and adversely affects the rights, preferences or privileges of the Series D Preferred Stock or (b) the creation or issuance of any capital stock with rights senior to the Series D Preferred Stock with respect to dividends or liquidation.

               Dividends. The holders of shares of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Company's Board of Directors out of funds legally available therefor, cumulative dividends at the rate of $55 per year per share, paid quarterly on each of February 1, May 1, August 1 and November 1, commencing February 1, 1999. Such dividends may be paid in cash or, subject to certain limitations, shares of Common Stock.

               Liquidation Preference. In the event of a liquidation, dissolution, sale or winding up of the Company, holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to the holders of the Common Stock and the Series A Preferred Stock, but subordinate to the holders of the Series C Preferred Stock, an amount equal to $1,000 per share, plus any accrued and unpaid dividends.

               Conversion. Each share of Series D Convertible Preferred Stock shall be convertible at any time and from time to time into such number of shares of Common Stock determined by dividing (a) the sum of (i) $1,000 plus
(ii) the accrued and unpaid dividends thereon by (b) the lesser of (i) $1.125 per share (subject to adjustment) or (ii) 90% of the lowest per share trading price of the Common Stock for the 12 trading day period ending on the trading day prior to the date of conversion. A holder may not convert shares of Series D Preferred Stock (x) if such conversion would result in beneficial ownership by such holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock or (y) if such holder and its affiliates would have acquired, during the 30-day period ending on the applicable date of conversion, through conversion of shares of Series D Preferred Stock or otherwise, a number of shares of Common Stock in excess of 4.9% of the Common Stock outstanding on the applicable date of conversion.

               Redemption. The Series D Preferred Stock is, subject to certain conditions, redeemable at the option of the Company on December 30, 1998. In addition, the Series D Preferred Stock is redeemable upon the occurrence of certain events, including (a) the absence, for a period of five consecutive trading days, of a reported sale price of the Common Stock on any of The Nasdaq National Market, The Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange, (b) the failure of the Common Stock to be listed on The Nasdaq National Market, The Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange, (c) the completion of a merger or consolidation of the Company or other business combination, (d) the adoption of an amendment to the Company's charter that disproportionately, materially and adversely affects the rights of the holders of Series D Preferred Stock, (e) the inability of any holder of shares of Series D Preferred Stock to effect a resale of the Common Stock for a certain time period by reason of the Company's failure to meet its obligations under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or (f) the Company's breach of a material obligation owed the holders of Series D Preferred Stock. Should any of the events in (a), (b) or (c) above occur by reason of events not solely within the control of the Company and certain other conditions are met, the Company may elect not to redeem any Series D Preferred Stock requested to be redeemed.



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               Priority. The Series D Preferred Stock ranks senior to the
Company's Common Stock and Series A Preferred Stock, but junior to the Company's Series C Preferred Stock, as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Company.


Item 7. Financial Statements and Exhibits.

(c) Exhibits. The following documents are filed as exhibits to this report:


      3.1    Certificate of Designation of Series D Preferred Stock.

     10.70 Exchange Agreement, dated as of December 10, 1998, by and between the Company and certain entities.

     99.1    Press Release.



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                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                       SHAMAN PHARMACEUTICALS, INC.



DATE:  December 10, 1998               By:   /s/  Lisa A. Conte
                                           -------------------------------------
                                           Lisa A. Conte,
                                           President and Chief Executive Officer



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                                  EXHIBIT INDEX

EXHIBIT
NUMBER         DOCUMENT DESCRIPTION
------         --------------------
 3.1    Certificate of Designation of Series D Preferred Stock.

10.70 Exchange Agreement, dated as of December 10, 1998, by and between the Company and certain entities.

99.1    Press Release.